UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 20, 2008

Otelco Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-32362	52-2126395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Third Avenue East, Oneonta, AL 35121
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (205) 625-3574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 20, 2008, Otelco Inc. (“Otelco” or “we”) entered into a second amended and restated credit agreement (the “Second Amended and Restated Credit Agreement”) among itself and the other credit parties thereto, General Electric Capital Corporation (“GE Capital”), as a lender and as an agent for the lenders, and the other lenders from time to time party thereto, to amend and restate the credit agreement, dated as of December 21, 2004, as amended and restated pursuant to the amended and restated credit agreement, dated as of July 3, 2006, and as further amended pursuant to the first amendment to amended and restated credit agreement, dated as of July 13, 2007 (the “Original Credit Agreement”). Funding of the credit facilities under the Second Amended and Restated Credit Agreement is conditioned upon, among other things, the concurrent closing of Otelco’s purchase of all of the outstanding capital stock of Pine Tree Holdings, Inc., Granby Holdings, Inc. and War Holdings, Inc. pursuant to the Stock Purchase Agreement, dated as of August 7, 2008, between Otelco and Country Road Communications LLC (the “Stock Purchase”), as reported on Otelco’s Current Report on Form 8-K filed on August 7, 2008. The Second Amended and Restated Credit Agreement will terminate on December 31, 2008 if all of the conditions to funding have not been met by such date.

The credit facilities under the Second Amended and Restated Credit Agreement are comprised of:

•
term loans of $173,500,000, consisting of $64,646,967.88 that remained outstanding under the Original Credit Agreement, and an additional term loan of $108,853,032.12, to be used to finance the Stock Purchase and related transaction costs, to provide working capital for Otelco and its subsidiaries, to fund permitted capital expenditures and for other corporate purposes; and

•	a revolving loan commitment in an amount of up to $15,000,000.

The term loan facility will be fully drawn concurrent with the closing of the Stock Purchase. Drawn amounts that are subsequently repaid or prepaid may not be re-borrowed. Amounts drawn under the revolving credit facility may be borrowed, repaid and re-borrowed until the earliest of: (1) five years from the date of funding; (2) the date of termination of the lenders’ obligations to make advances or permit existing loans to remain outstanding in the case of an event of default; and (3) the date of indefeasible prepayment in full by Otelco of the loans and the permanent reduction of the commitments to zero dollars.

Interest rates applicable to the term loans and the revolving loans are set at a margin over an index rate (which is defined as the higher of the prime rate or the federal funds rate plus 50 basis points) or LIBOR. The applicable margin is dependent upon Otelco’s consolidated senior leverage ratio and ranges from 2.50% to 3.25% under the index rate option and 3.50% to 4.25% under the LIBOR option. As of the date of the Second Amended and Restated Credit Agreement, the applicable margin under the index rate option was 3% and the applicable margin under the LIBOR option was 4%. We are required to pay certain fees, including fees on undrawn committed amounts, in connection with the Second Amended and Restated Credit Agreement.

In addition, the Second Amended and Restated Credit Agreement contains, among other things: (1) customary representations and warranties; (2) customary affirmative, negative and financial covenants, including, without limitation, limits on the incurrence of liens, a limit on the ratio of debt to EBITDA, and a limit on the ratio of EBITDA to fixed charges; and (3) customary events of default. Upon the occurrence of an event of default, among other things, the interest rate on all outstanding loans will be increased by 2% per annum above the rates of interest otherwise applicable.

The Second Amended and Restated Credit Agreement will be unconditionally guaranteed by all of our subsidiaries (including the entities that will become our subsidiaries upon the closing of the Stock Purchase) other than Mid-Missouri Telephone Corp., Mid-Maine Telecom, Inc. and War Acquisition Corp., and will be secured by first priority security interests in substantially all our and our subsidiaries' capital stock and tangible and intangible assets other than the capital stock and tangible and intangible assets of Mid-Missouri Telephone Corp., Mid-Maine Telecom, Inc. and War Acquisition Corp.

The foregoing description of the Second Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1
Second Amended and Restated Credit Agreement, dated as of October 20, 2008, by and among Otelco and the other credit party signatories thereto and GE Capital, as a lender and as an agent for the lenders, and the other lenders from time to time party thereto.

99.1	Press Release of Otelco dated October 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTELCO INC.
(Registrant)
Date: October 20, 2008

	By:	/s/ Curtis L. Garner, Jr.
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer